EXHIBIT 10.2

STOCK UNIT AGREEMENT
pursuant to
THE RYLAND GROUP, INC.
2005 EQUITY INCENTIVE PLAN

     AGREEMENT, dated ____________, between The Ryland Group, Inc. (the “Corporation”), and ____________ (the “Executive”).

     NOW, THEREFORE, the Corporation and the Executive agree as follows:

     1. Grant of Stock Units.

          The Corporation grants to the Executive an Award of ______ Stock Units pursuant to Section 6 of the 2005 Equity Incentive Plan (the “Plan”) unless the Corporation’s return on equity (ROE) for the year ended December 31, 20__ is less than 60% of the 10-year median ROE of the Fortune 500 industrial companies for the 10-year period ending with the 2004 calendar year, in which event the stock unit grant is forfeited.

The Corporation’s ROE is the Corporation’s consolidated net earnings after taxes and extraordinary items and before the payment of dividends on the Corporation’s common stock divided by the Corporation’s beginning stockholders’ equity during such fiscal year period, all of which is determined under generally accepted accounting principles on a basis consistent with the Corporation’s audited consolidated financial statements.

     2. Vesting of Stock Units.

          The Stock Units granted in paragraph 1 of this Agreement become vested and payable in accordance with the following vesting schedule:

VESTING DATE	VESTING
______ Stock Units
______ Stock Units
______ Stock Units

If the Executive terminates employment with the Corporation for any reason prior to any Vesting Date, all non-vested Stock Units are immediately forfeited and cancelled. Notwithstanding the foregoing, all unvested Stock Units shall vest and be paid by the Corporation to the Executive in accordance with paragraph 3 below upon the occurrence of a Change of Control (as defined below).

A “Change of Control” shall take place on the date of the earlier to occur of any of the following events:

     a. The acquisition by any person other than the Corporation or any employee benefit plan of the Corporation, or more than one person acting as a group, together with stock held by such person or group, of beneficial ownership of more than 50% of the total fair market value or total voting power of the Corporation’s then outstanding voting securities;

     b. Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of 35% or more of the total voting power of the Corporation’s then outstanding voting securities;

     c. A majority of the members of the Corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed or approved by a majority of the members of the Board of Directors who were members of the Board of Directors prior to the initiation of the replacement; or

     d. Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets of the Corporation that have a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Corporation immediately prior to the initiation of the acquisition.

     3. Payment of Stock Units.

          Upon the vesting of Stock Units in accordance with this Agreement, the number of Stock Units which become vested are paid to the Executive in an equal number of shares of Common Stock of the Corporation and, upon payment, the vested and paid Stock Units are automatically deemed fully paid and cancelled.

     4. Cash Dividend Equivalents.

          On each cash dividend payment date with respect to Common Stock, the Executive shall receive a cash dividend equivalent payment equal to the product of (i) the per-share cash dividend amount payable with respect to each share of Common Stock on that date and (ii) the total number of Stock Units which have not been vested, paid or cancelled as of the record date corresponding to such dividend payment date.

     5. Delivery of Stock Certificates.

          The stock certificate for shares of Common Stock issued to the Executive in payment of any vested Stock Units shall be delivered to the Executive on the applicable Vesting Date.

     6. Tax Matters.

          If any taxes, including income taxes or withholding taxes, result or become due and payable as a result of the Stock Units, including the grant, vesting and payment of the Stock Units to the Executive, the Executive agrees that the Corporation may withhold, as applicable, any federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Corporation.

     7. Rights of Executive With Respect to Stock Units.

          The Executive shall have no rights as a stockholder with respect to any Stock Unit or any share of Common Stock to be issued with respect to any Stock Unit until the date of vesting and payment. The Executive’s rights with respect to Stock Units shall be the rights of a general unsecured creditor of the Corporation until the Stock Units vest and shares of Common Stock are actually issued to the Executive.

     8. Adjustments.

          The number of Stock Units shall automatically adjust in accordance with, and be consistent with, the terms of any stock dividend, stock split, combination or similar transaction.

     9. Dispute Resolution.

          Either the Executive or the Corporation may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated. If arbitration is selected, such proceeding shall be conducted before a panel of three arbitrators sitting in a location agreed to by the Corporation and the Executive within 50 miles from the location of the Executive’s principal place of employment in accordance with the rules of the American Arbitration Association. Judgment may be entered on the award of or decision made by the arbitrators in any court having competent jurisdiction. To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive is entitled to reimbursement by the Corporation of all expenses of such litigation or arbitration, including any legal fees and expenses and any costs and disbursements.

     10. Stock Units Subject to Terms and Conditions of the Plan.

          The Stock Units and all shares of Common Stock issued with respect to Stock Units are subject to the terms and conditions of the Plan, which are incorporated herein by this reference. This Agreement is subject to the terms of the Plan, and wherever any conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

The Corporation agrees by offering this grant of Stock Units and the Executive agrees by acceptance of this grant of Stock Units that the terms, conditions and provisions of this Agreement and the Plan shall determine the rights and obligations of the Corporation and the Executive in connection with this grant of Stock Units.

THE RYLAND GROUP, INC.
By:
R. Chad Dreier
Chairman, President and Chief Executive Officer

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